Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Clayton Williams Energy, Inc. and subsidiaries:

We consent to the incorporation by reference in registration statements (Nos. 33-68320, 33-68318, 33-68316, 33-69688, and 33-92834) on Form S-8 of Clayton Williams Energy, Inc. and subsidiaries of our report dated February 25, 2004 with respect to the consolidated balance sheets of Clayton Williams Energy, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2003, and all related financial statement schedules, which report appears in the December 31, 2003 annual report on Form 10-K of Clayton Williams Energy, Inc. and subsidiaries.  Our report dated February 25, 2004, refers to a change in the Company’s method of accounting for abandonment obligations in accordance with Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations”, effective January 1, 2003, and a change of accounting method for derivative instruments in accordance with Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities”, effective January 1, 2001.

/s/ KPMG LLP

Dallas, Texas
October 14, 2004